EXHIBIT 3.2

FOURTH AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTERNATIONAL MEDIA ACQUISITION CORP.

January __, 2024

International Media Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “International Media Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 15, 2021. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 28, 2021 and subsequently amended on January 27, 2023, July 31, 2023 and January 2, 2024 (as amended, the “Amended and Restated Certificate”).

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly approved by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph D of Article SIXTH is hereby amended and restated to read in full as follows:

“The Corporation will not consummate any Business Combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.”

IN WITNESS WHEREOF, International Media Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

INTERNATIONAL MEDIA ACQUISITION CORP.

By:	/s/ Shibasish Sarkar
Name:	Shibasish Sarkar
Title:	Chairman & CEO